EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1791
Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Rich Good (404) 652-4720 Richard Perkins (404) 652-4721

Date: Jan. 30, 2003

GEORGIA-PACIFIC CLOSES $1.5 BILLION SENIOR NOTES OFFERING

          ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today closed its $1.5 billion senior notes offering, consisting of $800 million of 9.375 percent notes due in 2013 and $700 million of 8.875 percent notes due in 2010. The 9.375 percent notes due in 2013 will be callable at the company's option beginning in 2008.

          Proceeds from the offering will be used to repay in full approximately $500 million outstanding under Georgia-Pacific's capital markets bridge facility, which terminates upon repayment, and approximately $1 billion of bank debt outstanding under the company's revolving credit facility.

Following this offering, Georgia-Pacific will have $1.7 billion outstanding under its revolving credit facility and approximately $1.3 billion of available liquidity under this facility.

          The notes were offered in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. Georgia-Pacific will offer to exchange the unregistered notes for substantially identical registered senior notes following the completion of the offering. The senior notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

Goldman, Sachs & Co. and Banc of America Securities LLC served as joint bookrunning managers of the offering.

          Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. With 2002 annual sales of more than $23 billion, the company employs approximately 65,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers

-0-